November 30, 2007

The Honorable Ben S. Bernanke
Chairman of the Board of Governors
The Federal Reserve System
Twentieth Street and Constitution Avenue, N.W.
Washington, D.C. 20551

Dear Chairman Bernanke:

During your November 8, 2007, appearance before the Joint Economic Committee of the U.S. Congress, you are reported to have floated an idea to allow Fannie Mae and Freddie Mac to securitize mortgage loans up to $1 million and also to have the federal government act as the explicit guarantor.

In my opinion, this is a dangerous and unwise proposal that completely misses solving the problem of the subprime mess.  First and foremost, it does nothing to defuse the ticking time bomb of subprime mortgages with rates that are about to reset and increase the monthly cost of housing for low- and moderate-income American families. The subprime problem is not about the availability of mortgages for people who make more than $245,000 a year and can afford million dollar homes.

Further, a federally guaranteed million dollar mortgage plan would effectively nationalize the mortgage industry and kill the traditional community portfolio lender — the very core of the lending system that remains standing and lending today because of the conservative and prudent practices under which they originate mortgage loans. Why put the people who did not create this mess in the penalty box?

This million dollar mortgage plan is counterproductive and distracts from finding solutions to a very serious problem of crushing burdens that are about to fall upon homeowners who have these toxic subprime loans.

In 1994 Congress adopted the Home Ownership and Equity Protection Act. This Act was passed in order to prohibit unfair, disruptive, and abusive loans. The Federal Reserve was and is charged with the responsibility of administering the Act.  I believe it is very likely that a large percentage of the two million subprime loans that are in trouble today would never have been written if proper regulations had been issued under HOEPA. I strongly encourage the Federal Reserve to act now to adopt adequate regulations under HOEPA to prevent future unfair, deceptive, and abusive subprime mortgage originations on such a massive scale.

I also urge the Federal Reserve to get to first causes and join FDIC Chairman Sheila Bair in her efforts to deal with the “bad apple” mortgages that are spoiling the credit markets, our communities, and the lives of so many individual families. I hope you agree that solutions are needed to be developed and implemented swiftly by the policymakers in Washington, D.C., so that the subprime mortgages, originated primarily in the years of 2005 and 2006, can be modified or recast to halt repossessions and the negative rippling consequences.

Mr. Chairman, thank you for considering my views. We all have a stake in making sure the dream of homeownership remains real and available to all those who work for it.

Sincerely,

Alfred A. DelliBovi
President